SUB-ITEM 77Q3

AIM Gold & Precious Metals Fund

Due to the restrictions in the format of Form N-SAR to allow reporting of information for multiple classes of shares, this exhibit provides class level information for Items , 72DD, 73A, 74U and 74V.


For period ending: 3/31/2009
File number: 811-3826
Series No.:  2


72DD 1 Total income dividends for which record date passed during the period.
       (000's Omitted)
       Class A                        $ 373
     2 Dividends for a second class of open-end company shares (000's Omitted)
       Class B                        $  77
       Class C                        $  73
       Class Y                        $   3
       Investor Class                 $ 579


73A  1 Dividends from net investment income
       Class A                       0.0256
     2 Dividends for a second class of open end company shares
       Class B                       0.0149
       Class C                       0.0149
       Class Y                       0.0256
       Investor Class                0.0256


74U. 1 Number of shares outstanding (000's Omitted)
       Class A                       16,483
     2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
       Class B                        5,469
       Class C                        5,807
       Class Y                          229
       Investor Class                22,907


74V. 1 Net asset value per share (to nearest cent)
       Class A                       $ 5.91
     2 Net asset value per share of a second class of open-end company shares
       (to nearest cent)
       Class B                       $ 5.77
       Class C                       $ 6.12
       Class Y                       $ 5.95
       Investor Class                $ 5.94